UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.            )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]	Definitive Proxy Statement
[X]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to §240.14a-12

ANNALY CAPITAL MANAGEMENT, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]	No fee required.
[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	1)	Title of each class of securities to which transaction applies:

	2)	Aggregate number of securities to which transaction applies:

	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	4)	Proposed maximum aggregate value of transaction:

	5)	Total fee paid:

[ ]	Fee paid previously with preliminary materials.

[ ]
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1)	Amount Previously Paid:

	2)	Form, Schedule or Registration Statement No.:

	3)	Filing Party:

	4)	Date Filed:

Dear Fellow Stockholders,

We are writing to ask for your support on all of the proposals submitted for your vote at the upcoming 2016 Annual Meeting of Stockholders of Annaly Capital Management, Inc. in accordance with the recommendations of your Board of Directors. In particular, we are requesting your support on Proposal 2 – the annual advisory vote on the compensation paid to our named executive officers (the “Say-on-Pay Proposal”).

This year, the proxy advisory firm Glass Lewis has again recommended that Annaly stockholders vote FOR all of our proposals, including the Say-on-Pay Proposal. However, Institutional Shareholder Services, Inc. (“ISS”) has departed from its positive 2015 and 2014 pay recommendations, which were in favor of our executive compensation program, and recommended against the Say-on-Pay Proposal this year. We believe that the ISS recommendation is incorrect and understand it is attributable to a new ISS policy change adopted at the end of last year that is not specific to our Company rather than attributable to any action taken by us. Accordingly, we believe that our stockholders should continue to support our approach as they have done the past two years and vote FOR our Say-on-Pay Proposal.

We hope that this letter, together with the more detailed information in our 2016 Proxy Statement, will help you make a fully informed decision. As further highlighted below, we have made a number of significant enhancements to our governance recently to further promote stockholder interests and have instituted robust processes, procedures and disclosure around our external management structure for the benefit of stockholders.

Since Our Stockholders Approved Externalization of Our Management, Our External Manager Has Made All Executive Compensation Decisions.

●

Following our management externalization transaction (“Externalization”), which was approved at our 2013 annual meeting of stockholders, we have been externally managed by Annaly Management Company LLC (our “Manager”).

●	The Externalization received positive voting recommendations from both ISS and Glass Lewis and strong support from our stockholders (approximately 82.8% of votes cast).
●	Pursuant to our management agreement, our Manager is responsible for managing our affairs and providing us with our executive officers, all of whom are employed by our Manager.
●

Our Manager has sole discretion to determine the compensation it pays to its employees, including our executive officers. Our independent directors have oversight of the arrangements between the Company and our Manger pursuant to our management agreement, but do not have oversight of the arrangements between the Manager and its employees.

●	Our Compensation Committee does not receive, review or approve our Manager’s compensation determinations.

We Have Not Changed Our Executive Compensation Practices in Any Manner Adverse to Our Stockholders.

●

Our two most recent Say-on-Pay Proposals submitted to stockholders since the Externalization (in 2014 and 2015), received positive voting recommendations from both ISS and Glass Lewis and strong support from our stockholders (approximately 90.8% and 94.2% of votes cast, respectively).

●

Annaly has not made any changes to our executive compensation practices adverse to our stockholders since the Externalization and has not paid any compensation or benefits to our executive officers during such time.

●

In November 2015, ISS adopted a new policy that provides that it will generally recommend against the Say-on-Pay Proposal of an externally-managed issuer like Annaly unless we make special disclosures regarding matters determined by our Manager rather than our Compensation Committee.

The Board Has Instituted Robust Processes, Procedures and Disclosure around Our External Management Structure.

●

We provided expanded disclosure in our 2016 Proxy Statement to help our stockholders understand the governance processes around our external management arrangement, as well as to enable you to measure the management fee we pay to the Manager relative to the performance of the Company.

●

Our Board and Compensation Committee continually evaluate and enhance our management structure to align the interests of our management team with those of our stockholders and to reflect industry-leading best practices.

●

The Compensation Committee reviews the performance of our Manager, along with the structure and amount of the management fee, to ensure the fee incentivizes our Manager to achieve long-term performance that protects our stockholders’ equity. The Compensation Committee also reviews the management fee against our pre-Externalization compensation expenses and benchmarks our total operating expenses (which includes the management fee) against our peers to promote alignment.

●

The terms and conditions of our management agreement compare favorably to the management agreements of our externally-managed peers on a number of bases, including our low management fee of 1.05% of stockholders’ equity.

We Have Made a Number of Significant Enhancements to Our Governance over the Last Few Years that Promote Stockholder Interests.

●

We expanded our stock ownership guidelines to over 40% of our Manager’s employees (including our executive officers). Pursuant to these guidelines, our Manager’s employees will not be granted stock, but rather, will be asked to purchase predetermined amounts of shares in the open market ($10,000,000 for our CEO). Establishing an ownership culture throughout the firm, for the long term, is extremely important to us and is consistent with the fact that our executive officers have purchased over two million common shares since 2011 with an aggregate purchase price of $23.5 million.

●	We adopted a clawback policy for the management fee pursuant to which the Company will seek, and be entitled to receive, reimbursement from our Manager if our Board determines that a computation error (regardless of the reason or amount of such error) resulted in the overpayment of a management fee to our Manager.
●

We adopted an anti-pledging policy that prohibits our Manager’s employees (including our executive officers) from holding Company securities in a margin account as eligible collateral, or otherwise pledging Company securities as collateral for a loan. We also have an anti-hedging policy in place.

●	We created the role of Lead Independent Director to serve as an additional link between our management, the Board and our stockholders.

We Have a Track Record of Exceptional Performance under the Leadership of Our External Manager.

●	As of May 13, 2016, Annaly had delivered extraordinary total return of 21.94% (including reinvestment of dividends) since the Externalization.
●

In 2015, Annaly returned $1.32 billion to stockholders with $114.3 million shares repurchased and $1.2 billion common and preferred stock dividends declared. In the first quarter of 2016, Annaly returned an additional $398.2 million comprised of $102.7 million of share repurchases and $295.4 million common and preferred dividends.

●	From 2014 – 2015, we generated a 16.5% economic return (change in book value plus dividends paid) and a total return of 33.1%, while operating at 30% less leverage than our Agency mortgage REIT peers.
●	Over the last few years, we have diversified our investment strategy by investing in credit assets with complementary cash flows to achieve superior risk-adjusted returns over the long term.
●	Our strategic diversification continues with our recent agreement to acquire Hatteras Financial Corp. for $1.5 billion, which is the largest mortgage REIT M&A deal ever.

For the reasons set forth above, and in further detail in our 2016 Proxy Statement, we urge you to vote FOR all our proposals in accordance with the Board’s recommendations, including the Say-on-Pay Proposal (Proposal 2). If you have questions, or need assistance in voting your shares, please call our proxy solicitor, Innisfree M&A Incorporated at 1-888-750-5834. For your reference, you can view copies of our proxy materials at www.annalyannualmeeting.com.

Thank you for your support.

Very Truly Yours,

R. Nicholas Singh
Secretary
May 19, 2016